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[LOGO OF MELLON]                                      News Release

       Contact:

                                                      Corporate Affairs
           Media                 Analysts             One Mellon Bank Center
           -----                 --------             Pittsburgh, PA 15258-0001
           Stephen K. Dishart    Donald J. MacLeod
           (412) 234-0850        (412) 234-5601





FOR IMMEDIATE RELEASE

                          MELLON COMPLETES ACQUISITION
                      OF FIRST UNITED LEASING CORPORATION


PITTSBURGH, Oct. 1, 1996--Mellon Bank Corporation (NYSE: MEL) today announced that it has completed its previously announced acquisition of FUL Incorporated, known in the marketplace as First United Leasing Corporation. Terms of the agreement were not disclosed.

         First United is a Chicago-based vendor leasing company providing short- to medium-term leases on office, medical and light industrial equipment to users of small-ticket equipment throughout the United States. The acquisition adds First United Leasing's approximately $150 million in assets, as well as its premier position in the small-ticket arena, to Mellon's Leasing Group. The new unit will operate under the name Mellon First United Leasing.

         Mellon also recently announced the completion of its acquisition of the Business Equipment Finance unit of USL Capital Corporation, which will operate under the name Mellon US Leasing. The two acquisitions make Mellon's Leasing Group the sixth largest bank-owned leasing company in the country with a total leasing portfolio of more than $2.6 billion.

         As a result of these acquisitions, Mellon's Leasing Group offerings now include small, medium and large ticket leasing and lease-related services to a broad range of customers, including small businesses, middle market and large corporations throughout the United States.

          With balance sheet assets of approximately $43 billion and assets under management or administration of more than $1.1 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking and investment products and services to individuals and small, midsize and large businesses and institutions. Its principal mutual fund business is The Dreyfus Corporation.
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